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                                                                    EXHIBIT 11

           STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  (In thousands, except per share amounts)


                                                                Year Ended December 31,
                                                          1998            1997            1996
                                                        --------        --------        --------
Numerator
Net Loss before extraordinary item                      $(12,228)       $(99,277)       $(94,475)
Dividends payable to holders of Series H
Preferred Stock                                            1,486              --              --
                                                        --------        --------        --------
Ne loss applicable to common shares
 before extraordinary items                              (13,714)        (99,277)        (94,475)
Extraordinary item                                        20,293              --              --
                                                        --------        --------        --------
Net Income (loss)                                       $  6,579        $(99,277)       $(94,475)
                                                        ========        ========        ========
Denominator
Denominator for basic earnings per share
-weighted-average shares                                  57,691          14,800           9,420
Effect of dilutive securities-Series G
Preferred Stock                                            1,087              --              --

Denominator for dilutive earnings per share
-adjusted weighted-average
                                                        --------        --------        --------
 shares and assumed conversions                           58,778          14,800           9,420
                                                        ========        ========        ========

Earnings (loss) per common share:
Basic:
Loss per common share before
 extraordinary item                                     $  (0.24)       $  (6.71)       $ (10.03)
Extraordinary item                                          0.35              --              --
                                                        --------        --------        --------
Net income (loss)                                       $   0.11        $  (6.71)       $ (10.03)
                                                        ========        ========        ========
Diluted:
Loss per common share before
 extraordinary item                                     $  (0.23)       $  (6.71)       $ (10.03)
Extraordinary item                                          0.34              --              --
                                                        --------        --------        --------
Net income (loss)                                       $   0.11        $  (6.71)       $ (10.03)
                                                        ========        ========        ========
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